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EXHIBIT 99.1

Commercial Bankshares, Inc. to Merge with The Colonial BancGroup, Inc.

MIAMI, FL January 23, 2007 -- Miami-based Commercial Bankshares, Inc., (Nasdaq: CLBK), parent of Commercial Bank of Florida, announced today that it has entered into a definitive agreement to merge Commercial Bankshares, Inc. and its subsidiary Commercial Bank of Florida into Colonial BancGroup, Inc. and Colonial Bank, N.A. Under the terms of the agreement with Colonial BancGroup, Commercial Bankshares’ shareholders will receive in the aggregate, consideration of approximately $157.5 million in cash and 6.5 million shares of Colonial stock. Based on the $24.60 closing price of Colonial’s common stock on January 22, 2007, the transaction has an aggregate value of $317 million and a value for each share of Commercial Bankshares common stock of $49.36. Commercial Bankshares shareholders may elect cash or stock subject to overall limits on both cash and stock consideration.

“This merger presents a great opportunity for Commercial Bank of Florida employees, customers and shareholders to align ourselves with a bank that believes in the same service principles that we have had since our inception. By joining the Colonial Bank team, we will be able to offer our customers a broader array of services and an expanded network of banking facilities through South Florida and the State,” said Mr. Joseph W. Armaly, Chairman and Chief Executive Officer of Commercial Bankshares.

“The merger with Commercial Bankshares represents a great opportunity for Colonial to add convenience in one of Florida’s wealthiest and most dynamic growth markets - the Miami-Palm Beach corridor. Commercial has minimal overlap with Colonial’s branches and will bring Colonial’s branches to 62 and deposits to $3.8 billion in South Florida. Commercial and Colonial share a common philosophy of customer service and a common vision for the future of the South Florida market. I look forward to working with the management team of Commercial to ensure our combined success,” said Mr. Robert E. Lowder, Chairman, Chief Executive Officer and President of Colonial BancGroup.

Colonial BancGroup, headquartered in Montgomery, Alabama, has assets of approximately $23 billion and over 300 locations in Florida, Alabama, Georgia, Nevada and Texas. Completion of the transaction between Commercial Bankshares and Colonial BancGroup is subject to approval by various regulatory agencies and Commercial Bankshares shareholders. Upon completion of the acquisition of Commercial Bankshares, Colonial BancGroup will have over $24 billion in assets and 319 full service branches in Florida (180), Alabama (92), Georgia (18), Nevada (15) and Texas (14).

Commercial Bankshares, Inc. is the parent company of Commercial Bank of Florida, a state-chartered, FDIC-insured Federal Reserve member bank with $1.0 billion in assets. The Bank operates 14 branches in Miami-Dade and Broward Counties, Florida. The Company's stock is traded on NASDAQ under the symbol CLBK. The Bank's web site is www.commercialbankfl.com.

Commercial Bankshares will also file a Current Report on Form 8-K concerning this transaction with the Securities and Exchange Commission. The information contained herein does not constitute an offer to sell any securities. However, Commercial Bankshares and its officers and directors may be deemed to have participated in the solicitation of proxies from Commercial Bankshares shareholders in favor of the approval of the merger. Information concerning Commercial Bankshares’ directors and executive officers is set forth in the Commercial Bankshares documents filed with the Securities and Exchange Commission (SEC) (available at http: www.sec.gov). The shareholders of Commercial Bankshares shall receive and are urged to read the Prospectus-Proxy Statement that will be filed with the SEC as it will contain information that will be important to their investment decision. After they are filed with the SEC, these documents shall also be available at the SEC’s website at www.sec.gov.

Statements contained in this release, which are not historical facts, may be considered forward-looking statements as defined in the Private Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include without limitation the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, changes in the interest rates, the effects of competition, and other factors that could cause actual results to differ materially as discussed further in documents filed by the Company with the SEC from time to time.

Contact:	Barbara E. Reed, Executive Vice President and CFO
Commercial Bankshares, Inc. (305) 267-1200